Exhibit 4.1

NORTHWEST NATURAL GAS COMPANY

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

(FORMERLY KNOWN AS BANKERS TRUST COMPANY)

AND

STANLEY BURG (SUCCESSOR TO R. G. PAGE AND J. C. KENNEDY),

As Trustees under the Mortgage and Deed of Trust, dated

            as of July 1, 1946, of Portland Gas & Coke

            Company (now Northwest Natural Gas Company)

TWENTY-FIRST SUPPLEMENTAL INDENTURE

PROVIDING, AMONG OTHER THINGS, FOR

FIRST MORTGAGE BONDS, 4.00% SERIES DUE 2042

DATED AS OF OCTOBER 15, 2012

TWENTY-FIRST SUPPLEMENTAL INDENTURE

INDENTURE, dated as of the 15th day of October, 2012, made and entered into by and between NORTHWEST NATURAL GAS COMPANY (formerly Portland Gas & Coke Company), an Oregon corporation, with offices at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209 (hereinafter sometimes called the Company), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as BANKERS TRUST COMPANY), a New York corporation, with offices at 60 Wall Street, 27th Floor, New York, New York 10005 (hereinafter sometimes called the Corporate Trustee) and STANLEY BURG (successor to R. G. PAGE and J. C. KENNEDY), with offices at c/o Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (hereinafter sometimes called the Co-Trustee) (the Corporate Trustee and the Co-Trustee together sometimes called the Trustees), as Trustees under the Mortgage and Deed of Trust, dated as of July 1, 1946 (hereinafter called the Mortgage), executed and delivered by Portland Gas & Coke Company (now Northwest Natural Gas Company) to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, this indenture (hereinafter called Twenty-first Supplemental Indenture) being supplemental thereto;

WHEREAS the Mortgage was or is to be recorded in the official records of various counties in the States of Oregon and Washington which counties include or will include all counties in which this Twenty-first Supplemental Indenture is to be recorded; and

WHEREAS by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the lien thereof; and

WHEREAS the Company executed and delivered to the Trustees its First Supplemental Indenture, dated as of June 1, 1949 (hereinafter called its First Supplemental Indenture), its Second Supplemental Indenture, dated as of March 1, 1954 (hereinafter called its Second Supplemental Indenture), its Third Supplemental Indenture, dated as of April 1, 1956 (hereinafter called its Third Supplemental Indenture), its Fourth Supplemental Indenture, dated as of February 1, 1959 (hereinafter called its Fourth Supplemental Indenture), its Fifth Supplemental Indenture, dated as of July 1, 1961 (hereinafter called its Fifth Supplemental Indenture), its Sixth Supplemental Indenture, dated as of January 1, 1964 (hereinafter called its Sixth Supplemental Indenture), its Seventh Supplemental Indenture, dated as of March 1, 1966 (hereinafter called its Seventh Supplemental Indenture), its Eighth Supplemental Indenture, dated as of December 1, 1969 (hereinafter called its Eighth Supplemental Indenture), its Ninth Supplemental Indenture, dated as of April 1, 1971 (hereinafter called its Ninth

Supplemental Indenture), its Tenth Supplemental Indenture, dated as of January 1, 1975 (hereinafter called its Tenth Supplemental Indenture), its Eleventh Supplemental Indenture, dated as of December 1, 1975 (hereinafter called its Eleventh Supplemental Indenture), its Twelfth Supplemental Indenture, dated as of July 1, 1981 (hereinafter called its Twelfth Supplemental Indenture), its Thirteenth Supplemental Indenture, dated as of June 1, 1985 (hereinafter called its Thirteenth Supplemental Indenture), its Fourteenth Supplemental Indenture, dated as of November 1, 1985 (hereinafter called its Fourteenth Supplemental Indenture), its Fifteenth Supplemental Indenture, dated as of July 1, 1986 (hereinafter called its Fifteenth Supplemental Indenture), its Sixteenth Supplemental Indenture, dated as of November 1, 1988 (hereinafter called its Sixteenth Supplemental Indenture), its Seventeenth Supplemental Indenture, dated as of October 1, 1989 (hereinafter called its Seventeenth Supplemental Indenture), its Eighteenth Supplemental Indenture, dated as of July 1, 1990 (hereinafter called its Eighteenth Supplemental Indenture), and its Nineteenth Supplemental Indenture, dated as of June 1, 1991 (hereinafter called its Nineteenth Supplemental Indenture); and

WHEREAS the First through Nineteenth Supplemental Indentures were filed for record, and were recorded and indexed, as a mortgage of both real and personal property, in the official records of various counties in the States of Oregon and Washington which counties include or will include all counties in which this Twenty-first Supplemental Indenture is to be recorded; and

WHEREAS the Company executed and delivered to the Trustees its Twentieth Supplemental Indenture, dated as of June 1, 1993 (hereinafter called its Twentieth Supplemental Indenture); and

WHEREAS said Twentieth Supplemental Indenture was filed for record, and was recorded and indexed, as a mortgage of both real and personal property, and financing statements were filed, in the official records of the several counties and other offices in the States of Oregon and Washington listed below, as follows:

IN THE STATE OF OREGON

Real Property Mortgage Records

No.	County	Date Recorded	Book, Film or Reel	Page
11	Benton	June 23, 1993 June 29, 1993 (re-recorded)	M-166017-93 M-166297-93	- -
12	Clackamas	June 22, 1993	93-43287	-
13	Clatsop	June 23, 1993	816	534
14	Columbia	June 23, 1993	93-5185	-
15	Coos	June 30, 1993	93061396	-
32	Douglas	June 24, 1993	1241	840
17	Hood River	June 23, 1993	932082	-
18	Lane	June 23, 1993	9338274	-
19	Lincoln	June 23, 1993	263	1293
20	Linn	June 23, 1993	645	804
21	Marion	June 24, 1993	1074	290
22	Multnomah	June 23, 1993	2711	1885
23	Polk	June 25, 1993	270	245
24	Tillamook	June 23, 1993	351	718
25	Wasco	June 23, 1993	932338	-
26	Washington	June 23, 1993	93049394	-
27	Yamhill	June 23, 1993	F288P1700	-

Filed as a Financing Statement

No.	Office	Date Filed for Record	File No.
9	Secretary of State	June 23, 1993	R61325

IN THE STATE OF WASHINGTON

Real Property Mortgage Records

No.	County	Date Recorded	Book, Film or Reel	Page
29	Clark	June 24, 1993	399	1
30	Klickitat	June 23, 1993	297	650
31	Skamania	June 24, 1993	136	172

Filed as a Financing Statement

No.	Office	Date Filed for Record	File No.
28	Secretary of State	June 25, 1993	93-176-0202

WHEREAS an instrument dated as of June 14, 1951, was executed by the Company appointing J. C. KENNEDY as Co-Trustee in succession to said R. G. PAGE (resigned) under the Mortgage and by J. C. KENNEDY accepting the appointment as Co-Trustee under the Mortgage in succession to R. G. PAGE, which instrument was recorded in various counties in the States of Oregon and Washington; and

WHEREAS, in the Ninth Supplemental Indenture STANLEY BURG was appointed by the Company as Co-Trustee under the Mortgage in succession to J. C. KENNEDY (resigned) and in the Ninth Supplemental Indenture STANLEY BURG accepted such appointment as Co-Trustee under the Mortgage in succession to J. C. KENNEDY; and

WHEREAS in addition to the property described in the Mortgage, as heretofore supplemented, the Company has acquired certain other property, rights and interests in property; and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, and on the date hereof there remain outstanding, the following series of First Mortgage Bonds:

Series	Principal Amount Outstanding
Secured Medium-Term Notes, Series A	$10,000,000
Secured Medium-Term Notes, Series B	$591,700,000

; and

WHEREAS Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder shall be established by Resolution of the Board of Directors of the Company; that the form of such series, as established by the Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof; and that such Series may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and

WHEREAS Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may (to the extent permitted by law) be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein or in any supplemental indenture or may (in lieu of establishment by Resolution as provided in Section 8 of the Mortgage) establish the terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed and acknowledged by the

Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and

WHEREAS the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented and amended; and

WHEREAS the execution and delivery by the Company of this Twenty-first Supplemental Indenture, and the terms of the bonds of the Twenty-second Series hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of the Board of Directors;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That Northwest Natural Gas Company, in consideration of the above premises and such other valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and in further assurance of the estate, title and rights of the Trustees, and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances, as defined in Section 6 of the Mortgage) unto Stanley Burg and (to the extent of its legal capacity to hold the same for the purposes hereof) to Deutsche Bank Trust Company Americas, as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all property, real, personal and mixed, acquired by the Company after the date of the Mortgage, of the kind or nature specifically mentioned in Article XXI of the Mortgage or of any other kind or nature (except any herein or in the Mortgage expressly excepted) now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing) all lands, gas plants, by-product plants, gas holders, gas mains and pipes; all power sites, water rights, reservoirs, canals, raceways, dams, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, street lighting systems, standards and other equipment incidental thereto, telephone, radio, television and air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracts, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, gas, electric and other machines, regulators, meters, transformers, generators, motors, gas, electrical and mechanical appliances, conduits, cables, gas, water, steam heat or other pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all franchises, consents or permits; all lines for the transmission and distribution of gas, electric current, steam heat or water for any purpose including mains, pipes, conduits, towers, poles, wires, cables, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to public or private property, real or personal, or the occupancy of such property and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all right, title and interest the Company may now have or may hereafter acquire in and to any and all property of any kind or nature wheresoever situated.

TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforementioned property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforementioned property and franchises and every part and parcel thereof.

IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, all the property, rights, and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and by the Mortgage, and as fully embraced within the lien hereof and the lien of the Mortgage, as supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage, as heretofore supplemented, and conveyed hereby or thereby. Provided that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Twenty-first Supplemental Indenture and from the lien and operation of the Mortgage, as heretofore supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage, as heretofore supplemented, or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks, and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or in part) any of the same; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as heretofore supplemented, or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the lien of the Mortgage; (5) gas, petroleum, carbon, chemicals, light oils, tar products, electric energy, steam, water, ice, and other materials or products, manufactured, stored, generated, produced, purchased or acquired by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties and all Natural Gas and Oil Production Property, as defined in Section 4 of the Mortgage; and (6) the Company’s franchise to be a corporation; provided, however, that the property and rights expressly excepted from the lien and operation of this Twenty-first Supplemental Indenture and from the lien and operation of the Mortgage, as heretofore supplemented, in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto Stanley Burg and (to the extent of its legal capacity to hold the same for the purposes hereof) to Deutsche Bank Trust Company Americas, as Trustees, and their successors and assigns forever.

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Twenty-first Supplemental Indenture being supplemental thereto.

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Mortgage, as follows:

ARTICLE I.

Twenty-second Series of Bonds.

SECTION 1.01 There shall be a series of bonds designated “4.00% Series due 2042” (herein sometimes referred to as the “Twenty-second Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof attached hereto as Exhibit A, as established by Resolution of the Board of Directors of the Company and shall contain suitable provisions with respect to the matters hereinafter in this Article I specified. Bonds of the Twenty-second Series shall be issued from time to time as fully registered bonds in denominations of One Hundred Thousand Dollars and, at the option of the Company, in any multiple or multiples of One Thousand Dollars (the exercise of such option to be evidenced by the execution and delivery thereof). Bonds of the Twenty-second Series shall mature on October 31, 2042 (the “Stated Maturity”) and bear interest at the rate of 4.00% per annum, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2013; and the principal of, and premium, if any, and, unless otherwise agreed between the Company and the registered owner of any bonds of the Twenty-second Series registered in the name of such registered owner, interest on, each such bond shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York or as otherwise provided in the form of bond of the Twenty-second Series, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Bonds of the Twenty-second Series shall be dated as in Section 10 of the Mortgage provided.

The bonds of the Twenty-second Series shall be payable and have and be subject to such other terms as provided in the form of bond of the Twenty-second Series established by the Board of Directors in a Resolution filed with the Corporate Trustee referring to the Twenty-second Series and shall have and be subject to such other terms as are provided in the Mortgage.

All references in the Mortgage to the principal amount of bonds shall, when used with respect to the bonds of the Twenty-second Series, mean the unpaid principal amount thereof, except that, (a) for the purposes of transfers of fully registered bonds under Section 13 of the Mortgage, the term “like principal amount” shall, when used with respect to the bonds of the Twenty-second Series, mean “like aggregate unpaid principal amount”, and (b) for the purposes of exchanges of temporary bonds under Section 15 of the Mortgage, the term “like aggregate principal amount” shall, when used with respect to the bonds of the Twenty-second Series, mean “like aggregate unpaid principal amount”.

(I) Optional Redemption. At any time prior to April 30, 2042 (six months prior to the Stated Maturity), the Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the bonds of the Twenty-second Series at 100% of the principal amount so redeemed, and the Make-Whole Amount determined for the Settlement Date specified by the Company in such notice with respect to such principal amount. The Company will give each registered owner of bonds of the Twenty-second Series written notice (by first class mail or such other method as may be agreed upon by the Company and such registered owner) of each optional redemption under this subsection (I) mailed or otherwise given not less than 30 days and not more than 60 days prior to the date fixed for such redemption, to each such registered owner at his, her or its last address appearing on the bond register. Each such notice shall specify the Settlement Date (which shall be a Business Day), the aggregate principal amount of the bonds of the Twenty-second Series to be redeemed on such date, the principal amount of each bond held by such registered owner to be redeemed (determined in accordance with subsection (II) of this section), and the interest to be paid on the Settlement Date with respect to such principal amount being redeemed, and shall be accompanied by a certificate signed by a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation. Two Business Days prior to such Settlement Date, the Company shall send to each registered owner of bonds of the Twenty-second Series (by first class mail or by such other method as may be agreed upon by the Company and such registered owner) a certificate signed by a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified Settlement Date. As promptly as practicable after the giving of the notice and the sending of the certificates provided in this subsection, the Company shall provide a copy of each to the Corporate Trustee. The Trustees shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice or certificate.

At any time on or after April 30, 2042, the bonds of the Twenty-second Series will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ notice prior to the Settlement Date, at a redemption price equal to 100% of the principal amount of the bonds of the Twenty-second Series to be redeemed, plus accrued and unpaid interest thereon to the Settlement Date. The bonds of the Twenty-second Series are not otherwise subject to voluntary or optional redemption.

(II) Allocation of Partial Redemptions. In the case of each partial redemption of the bonds of the Twenty-second Series, the principal amount of the bonds of the Twenty-second Series to be redeemed shall be allocated by the Company among all of the bonds of the Twenty-second Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

(III) Maturity; Surrender, Etc. In the case of each notice of redemption of bonds of the Twenty-second Series pursuant to this section, if cash sufficient to pay the principal amount to be redeemed on the Settlement Date (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, is not paid as agreed upon by the Company and each registered owner of the affected bonds, or, to the extent that there is no such agreement entered into with one or more such owners, deposited with the Corporate Trustee on or before the Settlement Date, then such notice of redemption shall be of no effect. If such cash is so paid or deposited, such principal amount of the bonds of the Twenty-second Series shall be deemed paid for all purposes and interest on such principal amount shall cease to accrue. In case the Company pays any registered owner pursuant to an agreement with that registered owner, whether in the case of redemption or at maturity or otherwise, the Company shall notify the Corporate Trustee as promptly as practicable of such agreement and payment, and shall furnish the Corporate Trustee with a copy of such agreement and evidence of such payment, which may include a confirmation of wire transfer or other credit to an account designated by the registered owner, cancelled check or a receipt signed by the registered owner; in case the Company deposits any cash with the Corporate Trustee, the Company shall provide therewith a list of the registered owners and the amount of such cash each registered owner is to receive. The Trustees shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice, evidence of payment, list or agreement, and shall not be chargeable with knowledge of any of the contents of any such agreement. Any bond redeemed in full shall be surrendered to the Company or the Corporate Trustee for cancellation on or before the Settlement Date (unless otherwise agreed between the Company and the registered owner) or, with respect to cash deposited with the Corporate Trustee, before payment of such cash by the Corporate Trustee; any bond redeemed in part shall be surrendered to the Company or the Corporate Trustee on or before the Settlement Date (unless otherwise agreed between the Company and the registered owner) or, with respect to cash deposited with the Corporate Trustee before payment of such cash by the Corporate Trustee, for a substitute bond in the principal amount remaining unpaid.

(IV) Make-Whole Amount.

“Make-Whole Amount” means, with respect to any bond of the Twenty-second Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such bond of the Twenty-second Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Called Principal” means, with respect to any bond of the Twenty-second Series, the principal of such bond that is to be redeemed pursuant to subsection (I) of this section.

“Discounted Value” means, with respect to the Called Principal of any bond of the Twenty-second Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the bonds of the Twenty-second Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any bond of the Twenty-second Series, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Markets Service (or such other display on the Bloomberg Financial Markets Service having the same information as PX1 if PX1 is replaced by the Bloomberg Financial Markets Service) for the most recently issued actively traded on-the-run benchmark U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the treasury constant maturity series yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the most recently issued, actively traded on-the-run benchmark U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the most recently issued, actively traded on-the-run benchmark U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable bond of the Twenty-second Series.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any bond of the Twenty-second Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the bonds of the Twenty-second Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to subsection (I) of this section.

“Settlement Date” means, with respect to the Called Principal of any bond of the Twenty-second Series, the date on which such Called Principal is to be redeemed pursuant to subsection (I) of this section.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

(V) Exchanges and Transfers. At the option of the registered owner, any bonds of the Twenty-second Series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, together with a written instrument of transfer whenever required by the Company duly executed by the registered owner or by his duly authorized attorney, shall (subject to the provisions of Section 12 of the Mortgage) be exchangeable for a like aggregate unpaid principal amount of bonds of the same series of other authorized denominations.

Transfers of bonds of the Twenty-second Series may be registered (subject to the provisions of Section 12 of the Mortgage) at the office or agency of the Company in the Borough of Manhattan, The City of New York.

Upon any registration of transfer or exchange of bonds of the Twenty-second Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any registration of exchange or transfer of bonds of the Twenty-second Series.

ARTICLE II.

Miscellaneous Provisions.

SECTION 2.01 Subject to the amendments provided for in this Twenty-first Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-first Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

SECTION 2.02 The holders of bonds of the Twenty-second Series consent that the Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of bonds of the Twenty-second Series entitled to consent to any amendment, supplement or waiver. If a record date is fixed, those persons who were holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

SECTION 2.03 The Trustees hereby accept the trusts hereby declared, provided, created or supplemented, and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth, including the following:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-first Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Twenty-first Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-first Supplemental Indenture.

SECTION 2.04 Whenever in this Twenty-first Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Twenty-first Supplemental Indenture contained by or on behalf of the Company or by or on behalf of the Trustees shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.

SECTION 2.05 Nothing in this Twenty-first Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Twenty-first Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements by or on behalf of the Company as set forth in this Twenty-first Supplemental Indenture shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.

SECTION 2.06 Except to the extent specifically provided herein, no provision of this Twenty-first Supplemental Indenture is intended to reinstate any provisions in the Mortgage which were amended and superseded by the amendments to the Trust Indenture Act of 1939 effective as of November 15, 1990.

SECTION 2.07 This Twenty-first Supplemental Indenture has been executed in several identical counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Northwest Natural Gas Company, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf on the 24th day of October, 2012, as of October 15, 2012, in Portland, Oregon; Deutsche Bank Trust Company Americas, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its Vice Presidents or its Assistant Vice Presidents and its corporate seal to be attested by one of its Vice Presidents, Assistant Vice Presidents, one of its Assistant Secretaries or one of its Associates on the 25th day of October, 2012, as of October 15, 2012, in The City of New York; and Stanley Burg has hereunto set his hand and affixed his seal, in The City of New York, on the 24th day of October, 2012, as of October 15, 2012.

NORTHWEST NATURAL GAS COMPANY

By	/s/ David H. Anderson
David H. Anderson
Senior Vice President and Chief
Financial Officer

Attest:

/s/ MardiLyn Saathoff
MardiLyn Saathoff
Corporate Secretary

Executed, sealed and delivered by
NORTHWEST NATURAL GAS COMPANY in the presence of:

/s/ Shawn M. Filippi
Shawn M. Filippi

/s/ Stephen P. Feltz
Stephen P. Feltz

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,

By	/s/ Carol Ng
Carol Ng
Vice President

By	/s/ David Contino
David Contino
Vice President

Attest:

/s/ Renee Cummins
Renee Cummins
Associate

/s/ Stanley Burg
STANLEY BURG, as Trustee

Executed, sealed and delivered by

DEUTSCHE BANK TRUST COMPANY AMERICAS and

STANLEY BURG in the presence of:

/s/ Jeffrey Schoenfeld
Jeffrey Schoenfeld
Associate

/s/ Chris Niesz
Chris Niesz
Associate

STATE OF OREGON	)
: ss.:
COUNTY OF MULTNOMAH	)

October 24, A.D. 2012.

Before me personally appeared David H. Anderson, who, being duly sworn, did say that he is the Senior Vice President and Chief Financial Officer, of NORTHWEST NATURAL GAS COMPANY and that the seal affixed to the foregoing instrument is the corporate seal of said Corporation and that said instrument was signed and sealed in behalf of said Corporation by authority of its Board of Directors; and he acknowledged said instrument to be its voluntary act and deed.

On this 24th day of October, 2012, before me personally appeared David H. Anderson, to me known to be the Senior Vice President and Chief Financial Officer of NORTHWEST NATURAL GAS COMPANY, one of the corporations that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said Corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said Corporation.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Pamela L. Villaloboz
Notary Public—Oregon
Commission No. 453759
My Commission Expires 12/23/14

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

October 25th, A.D. 2012.

Before me personally appeared Carol Ng, who, being duly sworn, did say that [he/she] is a Vice President of DEUTSCHE BANK TRUST COMPANY AMERICAS and that the seal affixed to the foregoing instrument is the corporate seal of said Corporation and that said instrument was signed and sealed in behalf of said Corporation by authority of its Board of Directors; and [he/she] acknowledged said instrument to be its voluntary act and deed.

On this 25th day of October, 2012, before me personally appeared Carol Ng, David Contino and Renee Cummins, to me known to be, respectively, a Vice President, a Vice President and Associate of DEUTSCHE BANK TRUST COMPANY AMERICAS, one of the corporations that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said Corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said Corporation.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Teddy Banica
Teddy Banica
Notary Public, State of New York
No. 01BA6266801
Qualified in New York County
Commission Expires August 6, 2016

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

October 24, 2012

Before me personally appeared the above-named STANLEY BURG and acknowledged the foregoing instrument to be his voluntary act and deed.

On this day personally appeared before me STANLEY BURG to me known to be the individual described in and who executed the within and foregoing instrument, and acknowledged that he signed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

Given under my hand and official seal this 24 day of October, 2012.

/a/ Annie V. Jaghatspanyan
Annie V. Jaghatspanyan
Notary Public, State of New Jersey
I.D. #2421080
My Commission Expires 5/21/2017

EXHIBIT A TO SUPPLEMENTAL INDENTURE

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR “BLUE SKY” LAWS OF ANY OTHER JURISDICTION, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH SUCH REGISTRATION REQUIREMENTS OR UNDER AN EXEMPTION THEREFROM.

IF AGREED BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS BOND, THE PRINCIPAL OF THIS BOND MAY BE REDEEMED IN WHOLE OR IN PART WITHOUT SURRENDER OF THIS BOND OR NOTATION ON THIS BOND OF SUCH REDEMPTION. ANY PURCHASER OF THIS BOND, BY ACCEPTANCE HEREOF, AGREES THAT THE UNPAID PRINCIPAL AMOUNT AS OF ANY DATE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN ON THIS BOND. CONFIRMATION OF THE UNPAID PRINCIPAL AMOUNT OF THIS BOND MAY BE OBTAINED FROM THE COMPANY OR THE CORPORATE TRUSTEE.

Registered No.

FORM OF TEMPORARY REGISTERED BOND

NORTHWEST NATURAL GAS COMPANY

First Mortgage Bond

4.00% Series due 2042

CUSIP: 667655 B*4

Interest Payment Dates: February 1 and August 1

Interest Rate: 4.00%

Maturity Date: October 31, 2042

Principal Amount:

Registered Holder:

NORTHWEST NATURAL GAS COMPANY, a corporation of the State of Oregon (hereinafter called the “Company”), for value received, hereby promises to pay to the Registered Holder named above, or assigns in whose name this bond is registered in the bond register, the unpaid portion of the Principal Amount specified above on the Maturity Date specified above, at the office or agency of the Company in the Borough of Manhattan, The City of New York (unless otherwise agreed by the Company and the registered owner), in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest on the principal amount

remaining unpaid from time to time from             , 2012 [Date of initial authentication and delivery of bonds of this series] or from the most recent interest payment date to which interest has been paid, at the Interest Rate specified above in like coin or currency on each interest payment date specified above of each year, commencing February 1, 2013, until the Company’s obligation with respect to the payment of such principal shall have been discharged.

This bond is a temporary bond and one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, 4.00% Series due 2042, all bonds of all series issued and to be issued under and equally secured (except in so far as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the Twenty-first Supplemental Indenture dated as of October 15, 2012, called the Mortgage) dated as of July 1, 1946, executed by Portland Gas & Coke Company (now Northwest Natural Gas Company) to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor), as Trustees. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustees in respect thereof, the duties and immunities of the Trustees, the terms and conditions upon which the bonds are and are to be secured, the circumstances under which additional bonds may be issued and the rights of the Company to amend the Mortgage without any consent or other action by the holders of any series of bonds (including this series). With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by the affirmative vote of the holders of at least seventy per centum (70%) in principal amount of the bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of bonds then outstanding are to be affected, then also by the affirmative vote of the holders of at least seventy per centum (70%) in principal amount of the bonds then outstanding of each series of bonds so to be affected (excluding in any case bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of (and premium, if any) and interest on this bond, on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property. The Company has the right, without any consent or other action by the holders of any series of bonds (including this series), to amend the Mortgage so as to change seventy per centum (70%) in the foregoing sentence to sixty-six and two-thirds per centum (66-2/3%).

Capitalized terms used in this bond which are not otherwise defined herein shall have the meanings ascribed thereto in the Mortgage.

The unpaid principal hereof may be declared or may become due prior to the Maturity Date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a default as in the Mortgage provided.

Except as otherwise agreed between the Company and the registered owner of this bond, payment of the unpaid principal of this bond and interest payable on the Maturity Date will be made when due upon presentation and surrender hereof at the office of the Corporate Trustee or at such other office specified pursuant to Section 35 of the Mortgage and payments of interest (other than that payable on the Maturity Date hereof) shall be made, without presentation or surrender hereof, by check mailed to the registered address of the registered owner of this bond as such address shall appear on the bond register maintained pursuant to the Mortgage.

The transfer of this bond may be registered as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender for cancellation of this bond, together with a written instrument of transfer wherever required by the Company duly executed by the registered owner or by his duly authorized attorney, and, thereupon, a new fully registered bond of the same series for a like unpaid principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

In the manner prescribed in the Mortgage, any bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate unpaid principal amount of bonds of the same series of other authorized denominations.

At any time prior to April 30, 2042 (six months prior to the Maturity Date), the Company may, at its option, upon notice as provided in the Twenty-first Supplemental Indenture to the Mortgage, redeem at any time all, or from time to time any part of, this bond at 100% of the principal amount so redeemed, and the Make-Whole Amount determined for the Settlement Date specified by the Company with respect to such principal amount, together with accrued and unpaid interest thereon. Reference is made to the Twenty-first Supplemental Indenture for the terms and conditions of such redemption and the definitions of Make-Whole Amount and Settlement Date.

At any time on or after April 30, 2042, this bond will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ notice prior to the Settlement Date, at a redemption price equal to 100% of the principal amount of this bonds to be redeemed, plus accrued and unpaid interest thereon to the Settlement Date. This bond is not otherwise subject to voluntary or option redemption.

As provided in the Mortgage, the Company shall not be required to register transfers or make exchanges of bonds of any series for a period of ten days next preceding any interest payment date for bonds of such series, or next preceding any designation of bonds of such series to be redeemed, and the Company shall not be required to make transfers or exchanges of any bonds designated in whole or in part for redemption.

The Lien of the Mortgage is subject to being legally discharged prior to the Maturity Date of this bond upon the deposit with the Corporate Trustee of money or certain obligations of, guaranteed by or backed by securities of, the government of the United States of America sufficient to pay the unpaid principal of, premium (if any) and interest on this bond when due, all in accordance with the terms and conditions of the Mortgage.

No recourse shall be had for the payment of the principal or Make-Whole Amount, if any, of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

This bond shall not become obligatory until Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), the Corporate Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

IN WITNESS WHEREOF, NORTHWEST NATURAL GAS COMPANY has caused this bond to be signed in its corporate name by its President or one of its Vice Presidents by his signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his signature or a facsimile thereof.

Dated:

NORTHWEST NATURAL GAS COMPANY

Attest:
By
[SEAL]		[Title]

[Title]

This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

DEUTSCHE BANK TRUST COMPANY AMERICAS, (New York)

Corporate Trustee

By
Authorized Officer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[please insert social security	[name and address of
or other identifying	transferee must be printed
number of assignee]	or typewritten]

the within bond of NORTHWEST NATURAL GAS COMPANY and does hereby irrevocably constitute and appoint attorney, to transfer said bond on the books of the within-mentioned Company, with full power of substitution in the premises.

Dated: